Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
Tom Ward
317-685-7330

Media Contacts:
Les Morris
317-263-7711

SIMON PROPERTY GROUP SELLS $1.35 BILLION OF SENIOR NOTES

INDIANAPOLIS, January 8, 2016 — Simon, a leading global retail real estate company, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $550 million principal amount of its 2.50% senior notes due July 15, 2021, and $800 million principal amount of its 3.30% senior notes due January 15, 2026.  Combined, the new issues of senior notes have a weighted average term of 8.2 years and a weighted average coupon rate of 2.97%. The offering is expected to close on January 13, 2016, subject to customary closing conditions.

The Operating Partnership intends to use the net proceeds of the offering for general business purposes, including one or more of the following:  (1) to retire the outstanding mortgage loans on three of its wholly owned properties; (2) to fund the pending optional redemption of its 6.10% notes due 2016 at par; and (3) to repay a portion of the borrowings outstanding under its $4.0 billion unsecured revolving credit facility.

Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, BBVA Securities Inc., Mizuho Securities USA Inc., Santander Investment Securities Inc., SMBC Nikko Securities America, Inc. and SunTrust Robinson Humphrey, Inc. are serving as joint book-running managers of the public offering, which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 222 Broadway, 11th Floor, New York, NY 10038, toll-free: (800) 294-1322, email: dg.prospectus_requests@baml.com; or Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements regarding the offering of senior notes. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Readers should carefully review the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE: SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.